Exhibit (d)(3)

STRICTLY CONFIDENTIAL

EXECUTION VERSION

October 25, 2014

Publicis Groupe S.A.

133 avenue des Champs Elysées

75008 Paris

France

Attention: Anne-Gabrielle Heilbronner, General Secretary

CONFIDENTIAL

Ladies and Gentlemen:

We understand that Publicis Groupe S.A. (the “Recipient” or “you”) desires to engage in certain discussions with Sapient Corporation (the “Company”) in connection with your consideration of a possible negotiated transaction involving you and the Company (a “Transaction”).  The Company is prepared to furnish you with certain confidential and proprietary information concerning the Company on the terms set forth herein.

1.            As a condition to your being furnished information by or on behalf of the Company, you agree that you will, and you will direct your Representatives (as defined below) to, treat as confidential in accordance with this letter agreement any information (including, without limitation, oral, written and electronic information) concerning the Company or its affiliates that may be furnished on or after the date hereof to you by or on behalf of the Company or any of its Representatives, and all analyses, compilations, forecasts, studies, notes, other materials and portions thereof prepared by you or any of your Representatives, or otherwise on your behalf, that contain, reflect or are based, in whole or in part, on such information, including, without limitation, those stored in electronic format (herein collectively referred to as the “Evaluation Material”).  The term “Evaluation Material” does not include information that (a) is, at the time of disclosure, already in your or your Representatives’ (as defined below) possession; provided that such information is reasonably believed by you after reasonable due inquiry not to be subject to an obligation of confidentiality (whether by agreement or otherwise) to the Company or another person, (b) is or becomes available to the public other than as a result of a disclosure by you or any of your Representatives in breach of this letter agreement, (c) becomes available to you or your Representatives on a non-confidential basis from a source other than the Company or its Representatives; provided that such source is reasonably believed by you after reasonable due inquiry not to be bound by an obligation of confidentiality (whether by agreement or otherwise) to the Company or another person, or (d) you can demonstrate was independently developed by you or your Representatives without reference to, incorporation of, or other use of any Evaluation Material or information from any source that is bound by an obligation of confidentiality (whether by agreement or otherwise) to the Company or another person.  As used in this letter agreement, the term “Representatives” shall mean (i) when used in relation to the

Company, the Company’s affiliates and its and their respective directors, officers, employees, agents, advisors (including, without limitation, financial and legal advisors, consultants and accountants) and controlling persons and (ii) when used in relation to you, your affiliates and your and their respective general partners, members, directors, officers, employees, agents, advisors (including, without limitation, financial and legal advisors, consultants and accountants), controlling persons and potential debt financing sources.  As used in this letter agreement, the term “person” shall be broadly interpreted to include, without limitation, the media and any corporation, partnership, group, individual or other entity.  As used in this letter agreement, the term “affiliate” has the meaning set forth in Rule 12b-2 under the Securities Exchange Act of 1934, as amended.

2.            In consideration of your being furnished such Evaluation Material, you agree to keep such Evaluation Material confidential in accordance with the terms of this letter agreement.  You acknowledge and agree that, except as specifically set forth herein, the Evaluation Material will be used by you and your Representatives solely for the purpose of evaluating and potentially negotiating and implementing a Transaction, and that you will, and will direct your Representatives to, keep confidential all Evaluation Material and not disclose Evaluation Material to any other person except as specifically set forth herein or as required by law, regulation, stock exchange requirement or legal or judicial process (and subject to compliance with paragraph 4), and except that you may disclose Evaluation Material to your Representatives who need to know such Evaluation Material for the purpose of evaluating and potentially negotiating and implementing a Transaction on your behalf if prior to providing such Representatives with such Evaluation Material you advise them of the confidential nature thereof and of the terms of this letter agreement, and such Representatives agree to hold such Evaluation Material in accordance with the terms of this letter agreement and otherwise to observe the terms of this letter agreement.  You agree to undertake reasonable precautions to safeguard and protect the confidentiality of the Evaluation Material and prevent your Representatives from prohibited or unauthorized disclosure or uses of the Evaluation Material.  You acknowledge and agree that you shall be liable for any breach of the terms of this letter agreement by your Representatives, as if you had committed such breach yourself, unless any such Representative has entered into a written confidentiality agreement directly with the Company, in which case you shall not have any liability in respect of any breach by such Representative of its agreement with the Company.  Notwithstanding anything to the contrary set forth herein, you also agree that you will not provide any Evaluation Material, or disclose information of the type described in paragraph 3, to any potential equity financing source without the prior written consent of the Company (it being understood, for avoidance of doubt, that you and your Representatives shall not have any discussions or communications, including, without limitation, any discussions or communications regarding partnering or the making of any joint bid, with respect to a potential Transaction with any potential equity financing source without the prior written consent of the Company).  (i) In the event that the Company provides such consent with respect to a potential equity financing source and (ii) in the case of potential debt financing sources, you agree that neither you nor your Representatives shall provide any Evaluation Material to such potential debt or equity financing source, as applicable, unless and until such potential debt or equity financing source, as applicable, shall have executed and delivered to the Company a letter in the form attached as Annex A hereto

(with such changes as may be requested by such potential debt or equity financing source, as applicable, to the extent such changes are reasonably acceptable to the Company).  The Company’s financial advisor, Goldman, Sachs & Co., will coordinate the consideration of all such requests with respect to potential equity financing sources on behalf of the Company.  You further agree that neither you nor any of your Representatives will enter into any exclusivity, lock-up, dry-up or other agreement, arrangement or understanding, whether written or oral, with any commercial bank or any affiliate of any commercial bank that could reasonably be expected to limit, restrict, restrain or otherwise impair in any manner, directly or indirectly, the ability of such commercial bank or affiliates thereof to serve as a financing source to any other person considering a transaction involving the Company or to engage in a transaction involving the Company.  You hereby represent and warrant that neither you nor any of your Representatives has entered into any agreement, arrangement or understanding of the type contemplated by the foregoing sentence with respect to any transaction involving the Company.  Notwithstanding the foregoing, your potential financing sources may agree with you to establish a “tree” system whereby separate groups or “trees” will be formed and dedicated exclusively to you, and each other party, respectively, involved in a possible transaction involving the Company.

3.            Without the prior written consent of the other party (except as required by applicable law, regulation, stock exchange requirement or legal or judicial process), neither you nor any of your Representatives, nor the Company or any of its Representatives, may disclose to any other person (except to the extent permitted by the immediately preceding paragraph or as specifically set forth herein) (a) that Evaluation Material has been requested by or furnished or made available to you or your Representatives, (b) the fact that this letter agreement exists, (c) that you are, or the Company is, considering a Transaction, (d) that investigations, discussions or negotiations are taking place concerning a Transaction or (e) any of the terms, conditions or other facts or information with respect to a Transaction or any other potential transaction involving the Company and you, including, without limitation, the status or termination thereof; provided, however, that in the event you or any of your Representatives conclude that disclosure of any of the foregoing information is required by applicable law, regulation, stock exchange requirement or legal or judicial process (including, without limitation, by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process, or requests or enquiries by the applicable stock market regulator), you or your Representative, as the case may be, (i) shall, to the extent permitted by law, provide the Company with prompt notice thereof and a reasonable opportunity to comment on such disclosure prior to such disclosure and (ii) shall disclose only the information that, based on advice of external legal counsel, you are, or your Representative is, required to disclose pursuant to such applicable law, regulation, stock exchange requirement or legal or judicial process.

4.            In the event that you or your Representatives are required by applicable law, regulation, stock exchange requirement or legal or judicial process (including, without limitation, by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process, or requests or enquiries by the applicable stock market regulator) to disclose any Evaluation Material, you will, to the extent permitted by law, provide the Company with prompt prior written notice of such requirement in order to enable the Company to seek an appropriate protective order or other remedy, and you will (at the Company’s expense) consult and cooperate with the Company to the extent permitted by law or regulation with respect to taking steps to resist or narrow the scope of such requirement or legal process.  If a protective order or other remedy is not obtained, the terms of this letter agreement are not waived by the Company and disclosure of Evaluation Material is legally required, you or such of your Representatives (a) may disclose such information only to the extent required based upon the advice of external legal counsel, and (b) will give advance notice to the Company of the information to be disclosed as far in advance as is practicable and permitted by law.  In any such event, you and such of your Representatives will use reasonable efforts to ensure that all Evaluation Material and other information that is so disclosed will be accorded confidential treatment.

5.            At any time upon the request of the Company, in its sole discretion, you shall, and shall direct your Representatives to, promptly, at your sole option (which shall be promptly communicated in writing to the Company), destroy (and shall certify such destruction in writing to the Company by one of your authorized officers supervising such destruction) or redeliver to the Company all written, electronic or other tangible Evaluation Material (whether prepared by the Company, its Representatives or otherwise on the Company’s behalf or by you, your Representatives or otherwise on your behalf) and will not retain any copies, summaries, analyses, compilations, reports, extracts or other reproductions, in whole or in part, of such written, electronic or other tangible material or any other materials in written, electronic or other tangible format based on, reflecting or containing Evaluation Material, in your possession or in the possession of any of your Representatives or under your or their custody;  provided, however, that in no event shall you or your Representatives be required to search or destroy any routine backup tapes or systems.  Notwithstanding such return, destruction, deletion or erasure, all oral Evaluation Materials and the information embodied in all Evaluation Materials will continue to be held confidential pursuant to the terms of this letter agreement.  Notwithstanding the foregoing, your Representatives that are legal advisors (including internal counsel) or accounting firms may retain solely for compliance purposes copies of the Evaluation Material in accordance with policies and procedures implemented by such persons in order to comply with law, regulation or professional standards; provided, however, that any Evaluation Material so retained or retained in accordance with the foregoing sentence will continue to be held confidential pursuant to the terms of this letter agreement.

6.            You acknowledge that in your and your Representatives’ examination of the Evaluation Material, you and your Representatives may have access to material, non-public information, and that you are aware, and will advise your Representatives who are informed as to the matters that are the subject of this letter agreement, that state and federal laws, including, without limitation, United States securities laws, impose restrictions on the dissemination of such information and trading in securities when in possession of such information.

7.            You acknowledge and agree that with respect to the potential Transaction, the Company’s financial advisors are Goldman, Sachs & Co. and Blackstone Advisory Partners, and the Company’s outside legal counsel is Cravath, Swaine & Moore LLP.  You agree that Goldman, Sachs & Co. has responsibility for arranging appropriate contacts for due diligence and other purposes.  Unless otherwise expressly agreed to by the Company, all communications regarding a Transaction, requests for information concerning the Company or its affiliates or a Transaction, requests for consents under this letter agreement and questions regarding procedures in connection with a Transaction will be submitted or directed exclusively to (i) the representatives of Goldman, Sachs & Co. specifically identified to you as contacts with respect to this matter or (ii) Joe Tibbetts or Joe LaSala; provided that the foregoing shall not restrict communications between your Chief Executive Officer and the Chief Executive Officer and/or a Chairman of the Company.

8.            You agree that none of the Company, its Representatives or any other person makes any representations or warranties, express or implied, with respect to the accuracy or completeness of the Evaluation Material, including, without limitation, any forecasts, projections or other forward-looking information included therein, and that none of the Company, its Representatives or any other person shall assume any responsibility or have any liability to you or any of your Representatives resulting from the selection or use of the Evaluation Material by you or your Representatives.  You acknowledge that you are not entitled to rely on the accuracy or completeness of any Evaluation Material and that only such express representations and warranties regarding Evaluation Material as may be made to you in a definitive written agreement relating to a Transaction, if any, shall have any legal effect, subject to the terms and conditions of such agreement.

9.            Each party acknowledges and agrees that no contract or agreement providing for a Transaction shall be deemed to exist, directly or indirectly, between you or your affiliates and the Company or its affiliates unless and until a definitive written agreement with respect to a Transaction has been executed and delivered by both the Company and you.  Each party also agrees that unless and until a definitive written agreement with respect to a Transaction has been executed and delivered by the Company and you, neither you or your affiliates nor the Company, nor any affiliate of the Company, will be under any legal obligation of any kind whatsoever with respect to such a Transaction by virtue of this letter agreement (except for the matters specifically provided herein) or otherwise or by virtue of any written or oral expression with respect to such a Transaction by any of your Representatives or the Representatives of the Company.  Nothing contained in this letter agreement nor the furnishing of any Evaluation Material hereunder shall be construed as granting or conferring to you any rights, by license or otherwise, in any intellectual property of the Company.  You further acknowledge and agree that the Company reserves the right, in its sole discretion, to reject any and all proposals made by you or your Representatives with respect to a Transaction, to terminate discussions and negotiations with you at any time for any reason, and to conduct any process for a Transaction or a transaction with any other person as it shall, in its sole discretion, determine (including, without limitation, negotiating with any other interested party and entering into a definitive agreement without prior notice to you or any other person).

10.         You acknowledge that the Evaluation Material is being furnished to you in consideration of your agreement, and you hereby agree, that, for the period beginning on the date hereof and ending on the date that is one year from the date hereof (the “Restricted Period”), unless you shall have been specifically invited to do so in writing by the Company, neither you nor any of your controlled affiliates will in any manner, directly or indirectly, (a) other than any acquisitions by any pension or employee benefit plan sponsored by or affiliated with you, and other than any indirect acquisitions through an account with a mutual fund or another investment vehicle or fund that manages such account and other client accounts for the benefit of its clients (including you) in the ordinary course of its business, in each case unless such acquisition was made at your direction (whether direct or indirect), acquire, offer to acquire, agree to acquire or make a proposal (public or otherwise) to acquire, by purchase or otherwise, any securities, or direct or indirect rights to acquire any securities, of the Company or any subsidiary of the Company, or any cash settled call options or other derivative securities or contracts or instruments in any way related to the price of shares of common stock of the Company, or any material assets or property of the Company or any subsidiary of the Company or of any such successor or controlling person; (b) make or in any way participate in any “solicitation” of “proxies” (as such terms are used in the rules of the Securities and Exchange Commission) to vote, or seek to advise or influence any person with respect to the voting of, any voting securities of the Company or any of its subsidiaries, or call or seek to call a meeting of the Company’s stockholders or initiate any stockholder proposal for action by the Company’s stockholders, or seek election to or to place a representative on the board of directors of the Company or seek the removal of any director from the board of directors of the Company; (c) make any public announcement with respect to, or solicit or submit a proposal (public or otherwise) for, or offer of (with or without conditions) any merger, consolidation, business combination, tender or exchange offer, recapitalization, reorganization, purchase or license of a material portion of the assets and properties of or other similar extraordinary transaction involving the Company or any subsidiary of the Company or any of their respective securities or enter into any discussions, negotiations, arrangements, understandings or agreements (whether written or oral) with any other person (other than your Representatives) regarding any of the foregoing; provided that your mere receipt of unsolicited inquiries or proposals from prospective financial advisors or other third parties regarding the foregoing shall not be prohibited by this clause (c); (d) form, join or in any way participate in a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) with respect to any securities of the Company (for the avoidance of doubt, other than as a result of any acquisitions by any pension or employee benefit plan sponsored by or affiliated with you, and other than as a result of any indirect acquisitions through an account with a mutual fund or another investment vehicle or fund that manages such account and other client accounts for the benefit of its clients (including you) in the ordinary course of its business, in each case unless such acquisition was made at your direction (whether direct or indirect)) or otherwise in connection with any of the actions prohibited by this paragraph; (e) otherwise act, alone or in concert with others, to seek to control or influence the management, board of directors or policies of the Company or any of its subsidiaries; (f) disclose any intention, plan or arrangement inconsistent with the agreements contained in this paragraph; (g) advise, assist, encourage or direct any person to do, or to advise, assist, encourage or direct any other person to do, any of the foregoing; (h) take any action that could reasonably be expected to require the Company to make a public announcement regarding the possibility of a Transaction (for this purpose, whether or not negotiated) or any of the events described in this paragraph; (i) request the Company or any of the Representatives of the Company, directly or indirectly, to amend or waive any provision of this paragraph; or (j) contest the validity of this agreement (whether by legal action or otherwise); provided that the foregoing clauses (i) and (j) shall not prohibit you from making a confidential request to the Company seeking an amendment or waiver of the provisions of this paragraph, which the Company may accept or reject in its sole discretion, so long as any such request is made in a manner that would not reasonably be expected to require public disclosure thereof by any person.

11.         If within one year from the date hereof (a) the Company enters into any agreement or an agreement in principle providing for an Alternative Transaction (as defined below), (b) a tender or exchange offer which, if consummated, would constitute an Alternative Transaction is made for securities of the Company and the Board of Directors of the Company either accepts such offer or fails to recommend that its stockholders reject such offer within 10 business days from the date of commencement of such offer, (c) the Board of Directors of the Company engages in a public process that includes consideration of a transaction that if consummated would constitute an Alternative Transaction or (d) a person or “group” (excluding the Company, or the existing Board of Directors and management of the Company where the applicable Schedule 14A would be filed by the Company) commences a proxy solicitation by which the person or “group” would, if successful, elect or acquire the ability to elect a majority of the Board of Directors of the Company and the Board of Directors and management of the Company either actively support or recommend in favor of, or fail to oppose and recommend against, such proxy solicitation, then the restrictions on you set forth in paragraph 10 above shall terminate.  For purposes hereof, an “Alternative Transaction” shall mean a transaction in which (i) a person or “group” acquires, directly or indirectly, securities representing 50% or more of the voting power of the outstanding securities of the Company or properties or assets constituting 50% or more of the consolidated assets of the Company and its subsidiaries or (ii) in any case not covered by (i), (A) the Company issues securities representing 50% or more of its total voting power, including in the case of (i) and (ii), by way of merger or other business combination involving the Company or any of its subsidiaries or (B) the Company engages in a merger or other business combination such that the holders of voting securities of the Company immediately prior to the transaction do not own more than 50% of the voting power of securities of the resulting entity.   For the avoidance of doubt and notwithstanding anything in this letter agreement to the contrary, following the expiration, waiver or termination of the restrictions in paragraph 10 above, nothing contained in this letter agreement (including, without limitation, the use restrictions set forth in paragraph 2 and the restrictions set forth in paragraph 3) shall prohibit you from taking any of the actions contained in paragraph 10 above, provided that such action is in compliance with applicable securities laws, or making any disclosure ancillary to the taking of any such actions in any filing with the Securities and Exchange Commission or other governmental or quasi-governmental (including applicable securities exchanges) body that is reasonably required (in the reasonable judgment of your legal counsel) by law, rule, regulation or guidance, or requested by the applicable governmental or quasi-governmental body, in connection with such action.

12.         For a period of one year from the date hereof, each party hereto agrees that it will not, nor will it permit its controlled affiliates to, directly or indirectly, (a) hold any discussions regarding the other party for a purpose relating to a Transaction (for this purpose, whether or not negotiated) with any suppliers, customers and/or partners of such other party, other than in the ordinary course of business, or (b) solicit for employment or hire any officer or employee of such other party or any of its subsidiaries with whom you have had discussions in your consideration of a Transaction; provided that the foregoing clause (b) shall not preclude you from (x) placing any general solicitation not specifically directed toward officers or employees of the other party or its subsidiaries or (y) hiring any such officer or employee (i) whose employment with such other party or any of its subsidiaries has terminated prior to commencement of employment discussions between it and such officer or employee; (ii) who responds to any general solicitation placed by it; or (iii) who initiates the commencement of employment discussions with it.

13.         The parties acknowledge and agree that each party may be irreparably injured by a breach of this letter agreement by the other party or its Representatives and that monetary remedies would be inadequate to protect the non-breaching party against any actual or threatened breach of this letter agreement by the other party or its Representatives.  Accordingly, the parties agree that the non-breaching party shall be entitled to seek an injunction or injunctions (without the proof of actual damages) to prevent breaches or threatened breaches of this letter agreement and/or to compel specific performance of this letter agreement, and that neither the breaching party nor its Representatives shall oppose the granting of such relief.  The parties also agree that they and their Representatives shall waive any requirement for the security or posting of any bond in connection with any such remedy.  Such remedies shall not be deemed to be the exclusive remedy for actual or threatened breaches of this letter agreement but shall be in addition to all other remedies available at law or in equity.  The parties further acknowledge and agree that no failure or delay in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

14.         If any provision of this letter agreement shall, for any reason, be adjudged by any court of competent jurisdiction to be invalid or unenforceable, such judgment shall not affect, impair or invalidate the remainder of this letter agreement but shall be confined in its operation to the provision of this letter agreement directly involved in the controversy in which such judgment shall have been rendered.

15.         This letter agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof.  Each party irrevocably submits to the jurisdiction of any court of the State of Delaware or any federal court sitting in the State of Delaware for the purposes of any suit, action or other proceeding arising out of this letter agreement or a Transaction.  Each party irrevocably and unconditionally waives (and agrees not to plead or claim) any objection to the laying of venue of any action, suit or proceeding arising out of this letter agreement or a Transaction in any court of the State of Delaware or any federal court sitting in the State of Delaware or that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

16.         This letter agreement contains the entire agreement between the parties concerning the subject matter hereof, and no modification of this letter agreement or waiver of the terms and conditions hereof shall be binding upon either party, unless approved in writing by each party.  This letter agreement shall inure to the benefit of the parties hereto, and their successors and permitted assigns.  Any purported assignment of this letter agreement by either party without the prior written consent of the other shall be void.

17.         This letter agreement (other than the provisions contained in the entirety of paragraphs 14 and 15 and this paragraph 17, all of which shall survive any termination hereof) shall terminate and be of no further force and effect eighteen months from the date hereof; provided that such termination shall not relieve you from your responsibilities in respect of any breach of this letter agreement prior to such termination.

18.         This letter agreement may be executed in counterparts (including, without limitation, via facsimile or electronic transmission), each of which shall be deemed to be an original, but both of which shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

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If the foregoing correctly sets forth the agreement between you and the Company, please sign and return the enclosed copy of this letter agreement, whereupon it shall become our binding agreement.

Very truly yours,

SAPIENT CORPORATION

		By:	/s/ Matthew S. Forsyth
Name: Matthew S. Forsyth
Title: Vice President and Assistant General Counsel

AGREED AND ACKNOWLEDGED on this
25th day of October, 2014

PUBLICIS GROUPE S.A.

By:	/s/ Maurice Lévy
Name:
Title:

ANNEX A

Representative’s Letter

___________, 2014

Sapient Corporation

-and-

Publicis Groupe S.A.

Dear Sirs:

Reference is made to the letter agreement (the “Confidentiality Agreement”), dated as of October 25, 2014, between Sapient Corporation (the “Company”) and Publicis Groupe S.A. (“Publicis”).  The undersigned agrees to be bound, in its capacity as a “Representative” (as defined in the Confidentiality Agreement) of Publicis by the terms of the Confidentiality Agreement applicable to Representatives of Publicis.  Notwithstanding the foregoing, or anything else contained in the Confidentiality Agreement, the undersigned may disclose Evaluation Material or information of the type described in paragraph 3 of the Confidentiality Agreement (a) to its controlled affiliates or the directors, officers, employees, and agents of the undersigned or its controlled affiliates who have a need to know such information for the purpose of providing or arranging financing or financial advisory services in connection with a Transaction and who agree to abide by this agreement to the same extent as the undersigned, or (b) to Publicis or its other Representatives.

The provisions of paragraphs 15, 17 and 18 of the Confidentiality Agreement shall apply to this letter (it being understood that any reference to the “parties” in any such paragraphs shall mean the Company and the undersigned, and any references to “this letter agreement” in such paragraphs shall mean this letter).

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